Exhibit (d)(9)(i)

AMENDMENT to INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment (the “Amendment”) is made and entered into on this 31st day of October 2012 between RBC Global Asset Management (U.S.) Inc. (the “Adviser”), a Minnesota corporation, and BlueBay Asset Management LLP, a limited liability partnership incorporated in England and Wales (the “Subadviser”) and hereby amends that certain Investment Sub-advisory Agreement (the “Agreement”) dated April 2, 2012 between the Adviser and Subadviser.

WHEREAS, the Adviser and Subadviser have entered into the Agreement; and

WHEREAS the Adviser and Subadviser desire to amend the Agreement.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1. APPENDIX A. Appendix A to the Agreement is hereby amended and restated, as attached.

SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.		BLUEBAY ASSET MANAGEMENT LLP

By:	/s/ Michael Lee	By:	/s/ Alexander Khein
Name:	Michael Lee	Name:	Alexander Khein
Title:	CEO	Title:	Partner, Chief Operating Officer
Date:	October 31, 2012	Date:	October 31, 2012

Appendix A

Fee Schedule

For the services provided by the Subadviser to the Funds, pursuant to this Investment Sub-Advisory Agreement, the Adviser will pay the Subadviser a fee, computed daily and payable monthly, based on the average daily net assets of each Fund at the following annual rate of the average daily net assets of each Fund as determined by the Trust’s accounting agent:

FUND	RATE	INITIAL TERM
RBC BlueBay Emerging Market Select Bond Fund	0.55%	9/1/2011 – 9/30/2012*
RBC BlueBay Emerging Market Corporate Bond Fund	0.70%	9/1/2011 – 9/30/2012*
RBC BlueBay Global High Yield Bond Fund	0.50%	9/1/2011 – 9/30/2012*
RBC BlueBay Global Convertible Bond Fund	0.55%	9/1/2011 – 9/30/2012*
RBC BlueBay Absolute Return Fund	0.50%	11/27/2012 – 9/30/2013

*the period 9/1/2011 through 4/2/2012 was covered by the predecessor Investment Sub-Advisory Agreement with BlueBay Asset Management Ltd.